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                                                                      Exhibit 11

                         CREDIT ACCEPTANCE CORPORAITON

                        STATEMENT OF COMPUTATION OF NET
                            INCOME PER COMMON SHARE
                                  (Unaudited)

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

(Dollars in thousands, except per share data)                  THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                   JUNE 30                    JUNE 30
                                                                -----------------        ----------------
                                                                1996        1997         1996        1997
                                                                -----------------        -----------------
ACTUAL
Net Income                                                    $10,137     $12,050       $19,325     $24,088

Weighted average common shares outstanding ............    45,576,894  46,112,448    45,540,966  46,094,448

Common stock equivalents ..............................       903,074     482,273       917,072     654,158

Weighted average common shares and
  common stock equivalents ............................    46,479,968  46,594,721    46,458,038  46,748,606
                                                           ----------  ----------   -----------  ----------

Net earnings per share ................................         $ .22        $.26         $ .42       $ .52
                                                                =====        ====         =====       =====
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